Exhibit 23-A

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-224649 and 333-224651 on Form S-3, Registration Statement No. 333-181362, 333-195337, and 333-204043 on Form S-8 of our report dated February 20, 2020, relating to the consolidated financial statements and financial statement schedule of Otter Tail Corporation and subsidiaries, and the effectiveness of Otter Tail Corporation and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of Otter Tail Corporation and subsidiaries for the year ended December 31, 2019.

/s/ Deloitte & Touche LLP

Minneapolis, MN

February 20, 2020